UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): November 26, 2013

RENEW ENERGY RESOURCES INC

(Exact name of registrant as specified in charter)

Florida	000-27277	88-0503197
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1000 N Rampart St
New Orleans, LA 70116
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 934-1620

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Alex H. Edwards III continues to serve as Chief Executive Officer and Chairman of the Board on an Interim basis. Mr. Edwards previously was a founding member of BioFuels Development International and served as its Chairman of the Board as well as Chairman of its wholly owned subsidiaries Channel BioRefinery and Terminals and Louisiana BioDiesel. Mr. Edwards currently serves as Managing Partner of Trident Consulting Partners, a private consulting firm specializing in executive leadership and structured finance for micro-cap companies. Mr. Edwards has served in multiple executive leadership roles and on numerous Boards of Directors in developmental companies from 2004 through 2010. From May 2002 through December 2004, Edwards was a managing partner of 360 Partners as well as president and CEO of 360 Energy. Before that, he was in private consulting practice utilizing his experiences with leadership in healthcare growth companies. During this period, Edwards served in numerous corporate capacities including a directorship at American Enterprise Corporation. From January 1997 to May 2002, Edwards was an executive with SRI/Surgical Express. He served in roles that ranged from vice-president/general manager to spending his last year with the company as President. Prior to this, he worked in sales and marketing with Dianon Systems, Inc. His positions included sales and sales management roles, as well as field and corporate marketing. Mr. Edwards also served as an officer in the United States Navy with duty assignments ranging from shipboard divisional leadership to executive assistant for the Naval Surface Group Commander in Norfolk, Virginia. Alex Edwards is a 1987 graduate of the United States Naval Academy.

Effective December 2, 2013, our Board of Directors appoints Chris Guidry and Brent Kovach as Directors of the Company. There is no understanding or arrangement between Mrrs. Guidry and Kovach and any other person pursuant to which Mrrs. Guidry and Kovach was selected as director. Mrrs. Guidry and Kovach do not have any family relationship with ay director, executive officer or person nominated or chosen by us to become a director or an executive officer. Mrrs. Guiry and Kovach have not entered into any material plan, contract or arrangement in connection with his appointment as an executive officer.

Chris Guidry is a founding partner in Guidry Associates and has extensive experience at the local, state, and federal levels of government.  Chris Guidry is an expert in the state and federal legislative processes with more than ten years of Capitol Hill experience, having worked as a senior policy advisor to former Congressman Clyde Holloway (LA) and Congressman Ray LaHood (IL), currently Secretary of the United States Department of Transportation (USDOT).  During his tenure on Capitol Hill, Guidry earned the bipartisan respect of members of Congress and staff and has the working relationships among current Administration and congressional leaders. At the local level, Guidry served as Chief Administrative Officer (CAO) of St. John the Baptist Parish (county) in Louisiana.  As CAO, Guidry managed the day-to-day operations of the Parish and was responsible for a $95 million budget and over 250 employees.  While CAO, Guidry directed the efforts to secure the competitively-awarded, federally-constructed Veterans Administration (VA) Home, a $20 million investment.  Guidry also served as the parish spokesperson. Guidry currently serves on the board of the River Parishes YMCA.  From 2005-2010, he served on the board of the Subiaco Alumni Association.  Guidry is a Lieutenant in the Mystick Krewe of Louisianans, a carnival club.  He is a member of the Association of Louisiana Lobbyists (ALL), as well as a member of the River Region Chamber of Commerce and Ascension Chamber of Commerce.

Brent A. Kovach has a proven record of success in identifying, analyzing and developing business opportunities, performing due diligence and negotiations, funding and capitalization, and leading in post-acquisition management and operation in business ventures. His expertise is primarily in oil and gas exploration and production, renewable energy manufacture and production and biotechnology. Mr. Kovach began his career at Shell Oil Company in 1981. Since leaving Shell in the mid 80’s he has been founder and co-founder of several oil and gas exploration and production companies responsible for successfully drilling and producing from fields located in the Gulf Coast as well as Tennessee and Wyoming. Mr. Kovach was a founder, and managing member of Bayou Diesel, a company formed primarily to produce bio-diesel and refined glycerin. In addition, Mr. Kovach has been an Officer and Director for NextGen Development Group, a virtual pharmaceutical company. Mr. Kovach graduated from Florida State University with a B.S. in Finance and Geology.

Item 8.01	Other Event

(a)	There are currently 227,767,362 issued and outstanding of the 500,000,000 Shares of Common Stock Authorized.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit No.         Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENEW ENERGY RESOURCES

Date: November 27, 2013	By:	/s/ Alex Edwards
	Name:	Alex Edwards
	Title:	Chief Executive Officer